Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS 2003 FOURTH QUARTER AND FULL YEAR RESULTS

MELVILLE, N.Y. - MARCH 11, 2004 - Chyron Corporation (OTCBB: CYRO) today announced financial results for the fourth quarter ended December 31, 2003.

Revenue from continuing operations for the fourth quarter ended December 31, 2003 was $5.4 million, an increase of $1.6 million or 44% from third quarter 2003 revenue of $3.7 million, and a decrease of $0.2 million or 4% as compared to $5.6 million for the same quarter last year. For the full year 2003, revenue from continuing operations was $19.4 million, a decrease of $1.7 million or 8% as compared to $21.1 million for full year 2002.

Consolidated net profit for the fourth quarter of 2003 was $2.1 million, or $0.05 per share, as compared to a $2.2 million net loss, or $0.05 per share, for the third quarter of 2003 and a $0.3 million net loss, or $0.01 per share, for the fourth quarter of 2002.

From continuing operations, the Company reported a net loss for the fourth quarter of 2003 of $0.2 million, or $0.00 per share, as compared to a net loss of $0.5 million, or $0.01 per share, for the fourth quarter of 2002, and a net loss of $1.5 million, or $0.04 per share for the third quarter of 2003. Included in the fourth quarter of 2004 net loss from continuing operations were $0.4 million in one time charges resulting from the sale of the Company's signal and automation business and a gain of $0.6 million on debt extinguishment.

From discontinued operations, the Company reported a loss for the fourth quarter of 2003 of $0.3 million, offset by a gain on the sale of the Company's signal distribution and automation business of $2.6 million, for a net profit of $2.3 million or $0.05 per share. Net loss from discontinued operations for third quarter of 2003 was $0.7 million or $0.01 per share, and net profit from discontinued operations for fourth quarter of 2002 was $0.1 million or $0.00 per share.

For full year 2003, the Company reported a loss from continuing operations of $1.9 million, or $0.05 per share, as compared to a net loss from continuing operations of $2.1 million, or $0.05 per share for full year 2002. Net loss from discontinued operations for full year 2003 was $1.0 million, offset by a gain on sale of discontinued operations of $2.6 million, for a net gain related to discontinued operations of $1.6 million or $0.04 per share, as compared to a net loss from discontinued operations for full year 2002 of $1.0 million, or $0.03 per share.

For the full year 2003, the Company's continuing operations generated cash of $0.9 million from operating activities, generated net cash of $10.3 million from the sale of its Pro-Bel subsidiary, and used cash of $7.4 million for repayment of debt, resulting in a net increase of $3.8 million in cash from continuing operations, while the Company's discontinued operations generated $1.0 million, resulting in a net increase in cash of $4.8 million. As a result, the Company's cash and cash equivalents increased from $2.2 million at the beginning of the year to $7.0 million at the end of 2003. This is a significant improvement over the year 2002. During 2002, the Company's continuing operations generated $0.3 million from operating activities, used $0.1 for investing activities, and used $1.2 million to pay down debts, for a net use of $1.0 million from continuing operations, while its discontinued operations used $1.1 million in cash, resulting in a net cash decrease of $2.1 million.

Michael Wellesley-Wesley, Chyron President and C.E.O., commented: "Revenue for our graphics business rebounded back to expected levels in the fourth quarter. The contemporaneous introduction of LCD and Plasma TVs and High-Definition broadcast technology is contributing to the increase in spending in our markets. Our increase in gross margins primarily reflects lower materials costs as a result of our continued move from proprietary to open architecture and increased inter-changeability of component parts. Research and development expense in the fourth quarter increased 50% over the same quarter last year. We anticipate that the benefits of our increased spending on research and development will be evident when we introduce our new products at this year's NAB show. Our recently announced debt restructurings and current cash position have significantly improved our balance sheet. Chyron's real-time broadcast graphics production and management products continue to provide innovative solutions to the changing demands of our professional video, Worldwide Web, and TV broadcast production customers."

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform, expansion into new markets and the Company's ability to successfully implement its strategic alliance strategy.

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Chyron

The Company the Whole World Watches, Chyron is a leading developer of broadcast television graphics hardware and software ranging from high-definition turnkey systems to OEM board-level solutions. Since introducing its first character generator in 1970, Chyron has become an industry standard whose brand name is synonymous with broadcast television graphics. Chyron's current product line includes the Duet/Lyric family of graphic and animation systems, Aprisa still and clip store systems, video mixing solutions, telestration, OEM board-level products, asset management, and more. For more information about Chyron products and services, please visit the company web site at www.chyron.com (OTC BB: CYRO).

- Tables Follow -

CHYRON CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)
	Three Months
	Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002

Net sales	$5,352	$5,561	$19,369	$21,063
Cost of products sold	2,102	2,969	8,367	10,523
Gross profit	3,250	2,592	11,002	10,540

Operating expenses:
Selling, general and administrative	2,792	2,086	8,102	8,475
Research and development	781	516	2,663	2,190

Total operating expenses	3,573	2,602	10,765	10,665

Operating income (loss)	(323)	(10)	237	(125)

Interest expense	511	479	2,052	2,014
Interest income	(11)	(2)	(21)	(14)
Other expense (income), net	(656)	(20)	150	(42)

Loss from continuing operations	(167)	(467)	(1,944)	(2,083)

Discontinued operations:
Operating net profit (loss)	(323)	137	(1,048)	(961)
Gain on sale from disposition	2,599		2,599

Net profit (loss)	$2,109	$(330)	$ (393)	$(3,044)

Net income (loss) per share - basic and diluted
Continuing operations	$0.00	$(0.01)	$ (0.05)	$(0.05)
Discontinued operations	0.05	0.00	0.04	(0.03)
Net income (loss) per share - basic and diluted	$0.05	$(0.01)	$(0.01)	$(0.08)

Weighted average shares used in computing
net income (loss) per share:
Basic	39,688	39,564	39,688	39,564
Diluted	39,799	39,564	39,815	39,564

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	December 31,
	2003	2002
Assets:
Cash and cash equivalents	$6,968	$2,217
Accounts receivable, net	3,454	6,827
Inventories, net	1,714	8,668
Other current assets	955	712
Total current assets	13,091	18,424
Non-current assets	1,084	9,563
Total assets	$14,175	$27,987

Liabilities and shareholders' (deficit) equity:
Current liabilities	$5,134	$15,983
Non-current liabilities	10,622	14,367
Total liabilities	15,756	30,350
Shareholders' (deficit) equity	(1,581)	(2,363)
Total liabilities and shareholders' (deficit) equity	$14,175	$27,987